Frequently Asked Questions Regarding
Activity-Based Stock Investment Requirements
and Excess Capital Stock Changes

May 1, 2017

WHEN ARE THE ACTIVITY-BASED STOCK INVESTMENT REQUIREMENTS CHANGING?
The Federal Home Loan Bank of Boston is reducing the activity-based stock investment requirement for advances with original maturities of more than three months from 4.5 percent to 4.0 percent. This change will be effective for all advances at the close of business on May 31, 2017, and will remain in effect at the discretion of the Bank’s board of directors. The Bank will give you notice at least 30 days in advance of the effective date of any subsequent change to the activity-based stock investment requirement. Please note that the 3.0 percent activity-based stock investment requirement still applies to all overnight advances.

WHY IS THE ACTIVITY-BASED STOCK INVESTMENT REQUIREMENT CHANGING?
The Bank increased its balance of retained earnings from $136.3 million at September 30, 2009 to $1,230.8 million as of March 31, 2017. The reduction of the activity-based stock investment requirement for advances with terms more than three months by 0.5 percentage points will apply retroactively to all outstanding advances, and we expect will, in conjunction with daily excess stock repurchases (described in more detail below), result in a reduction of stock outstanding.

WHAT IS EXCESS STOCK?
Excess stock is the amount of stock by which a shareholder’s total capital stock balance exceeds its total stock investment requirement, which is the sum of (1) its membership stock investment requirement and (2) its activity-based stock investment requirement.

HOW IS THE EXCESS STOCK REPURCHASE PROCESS CHANGING?
Beginning on June 1, 2017, the Bank will conduct daily repurchases of excess capital stock. The Bank will conduct daily evaluations of excess stock levels for all shareholders after the close of business each day. The Bank will determine if any shareholders hold excess stock in an amount that exceeds a “cushion” equal to the lesser of (1) 25 percent of the shareholder’s total stock investment requirement or (2) $10 million. If a shareholder’s stock balance exceeds the cushion by $100,000 or more, the Bank will repurchase such shareholder’s excess stock at the beginning of the next business day so that the shareholder’s remaining excess shares are equal to the cushion.  Proceeds of the liquidated stock will be deposited to the shareholder’s IDEAL Way account as immediately available funds. Shareholders subjected to excess stock repurchases will receive an email informing them of the repurchase transaction.

HOW WILL SHAREHOLDERS BE INFORMED OF STOCK REPURCHASES?
If the daily stock repurchase calculation will result in the repurchase of excess stock from a shareholder, the Bank will inform the affected shareholder via email on the date of the repurchase transaction. The email will direct the shareholder to Direct+ for details of the transaction.

IF MY INSTITUTION CURRENTLY DOES NOT HAVE EXCESS STOCK, COULD IT STILL BE AFFECTED?
Yes, if your institution’s total stock investment requirement decreases in the future. If your institution’s total stock investment requirement decreases for any reason to the extent that your total excess stock holdings are in an amount exceeding the “cushion” equal to the the lesser of (1) 25 percent of your total stock investment requirement or (2) $10 million as of the close of business, then your institution could be affected. If your institution’s stock balance exceeds the cushion by $100,000 or more, the Bank will repurchase the amount of excess stock necessary to bring your institution’s excess stock holdings down to the cushion at the opening of the following business day. Proceeds from the repurchase will be deposited in your institution’s IDEAL Way account and will be immediately available to you.

CAN MY INSTITUTION REQUEST THAT THE BANK REPURCHASE ITS EXCESS STOCK?
Yes. Shareholders may request that the Bank repurchase any or all of its excess stock shares at any time, and the Bank may elect to do so at its sole discretion. If you would like to request that the Bank repurchase excess stock shares, please call Customer Service at 800-357-3452 (Option 3). As always, the Bank retains sole discretion whether or not to conduct excess stock repurchases on a case-by-case basis.

CAN WE OPT OUT OF AN EXCESS STOCK REPURCHASE?
No. Each shareholder with an excess capital stock balance exceeding the “cushion” of the lesser of $10 million or 25 percent of its total stock investment requirement will be subject to a repurchase for the amount of stock above the cushion unless that amount is less than $100,000. Shareholders whose excess stock balances do not meet these levels will not be affected.

WHY WAS THE EXCESS STOCK REPURCHASE PROCESS CHANGED?
The new excess stock repurchase process is designed to facilitate the Bank’s ability to maintain a prudent level of capitalization and an efficient capital structure, while ensuring an equitable allocation of excess stock ownership among members. The Bank may suspend or terminate daily repurchases of excess stock at any time without prior notice, subject to the Bank’s capital plan and legal and regulatory requirements.

IS THE NEW EXCESS STOCK REPURCHASE PROCESS SUBJECT TO CHANGE?
The Bank reserves the right to modify or cancel the new excess stock repurchase process. In the event that we modify the process, such as to change the amount of excess stock shareholders are permitted to hold, we will provide at least 15 days written notice of such change. However, in accordance with our Capital Plan, we may cancel excess stock repurchases at any time without prior notice.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This letter and frequently asked questions use forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on our expectations as of the date hereof. For example, our plans for the repurchase of excess stock are forward-looking statements, and we call your attention to the fact that the Federal Housing Finance Agency, our principal regulator, retains the authority to prohibit or cause us to modify our plans for the repurchase either through direct action, such as via an order, or through indirect action, such as by regulatory guidance. The words “believe,” “will,” “intends,” “expect,” and similar statements and their plural and negative forms are used in this letter to identify some, but not all, of such forward-looking statements. We caution that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on our investments. Accordingly, we caution that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized. As a result, we caution you not to place undue reliance on such statements. We do not undertake to update any forward-looking statement in this letter or frequently asked questions or that may be made from time to time on our behalf.